EXHIBIT 10.1

BUTLER NATIONAL CORPORATION 2025 ANNUAL CASH BONUS PLAN

1.    Purpose. The purpose of the Butler National Corporation 2025 Annual Cash Bonus Plan is to enable the Company to attract and retain employees by providing a competitive cash bonus program that rewards outstanding performance.

2.    Definitions. The following terms shall have the following meanings:

2.1    “Affiliate” means any corporation, limited liability company or other entity controlled by the Company.

2.2    “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee.

2.3    “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4    “Board” means the Board of Directors of the Company, as constituted from time to time.

2.5     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6    “Committee” means the Compensation Committee of the Board.

2.7    “Company” means Butler National Corporation and any successor thereto.

2.8    “Determination Date” means a date on which the outcome of the Performance Goals are substantially uncertain.

2.9    “Maximum Award” means as to any Participant for any Plan Year $2,000,000.

2.10    “Participant” means as to any Performance Period, any salaried employee of the Company or an Affiliate who is designated by the Committee to participate in the Plan for that Performance Period.

2.11    “Performance Criteria” means the performance criteria selected by the Committee and upon which the Performance Goals for a particular Performance Period are based, which may include, without limitation, any of the following: revenues or revenue growth, earnings per share; operating income; net income; operating profit (pre-allocation); non-financial key performance indicators and/or goals; return on invested capital, assets or equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; free cash flow; working capital; capitalization; leverage ratio; liquidity; claims and claims management; quality; safety and productivity; talent recruitment and management. Such Performance Criteria may relate to the performance of the Company as a whole, a subsidiary, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

2.12    “Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.13    “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.14    “Plan” means the Butler National Corporation 2025 Annual Cash Bonus Plan, as may be amended.

2.15    “Plan Year” means the Company’s fiscal year.

2.16    “Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.17    “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, which may be expressed as a percentage of the Participant’s Base Salary or such other measure as the Committee, in its sole discretion, may determine appropriate.

3.    Administration.

3.1    Administration by the Committee. The Plan shall be administered by the Committee.

3.2    Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4    Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that any such delegation is in accordance with applicable laws.

3.5    Limitation of Liability. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.    Eligibility and Participation.

4.1    Eligibility. All salaried employees of the Company and its Affiliates are eligible to participate in the Plan.

4.2    Participation. The Committee, in its discretion, shall select, no later than the Determination Date, the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3    New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award reflecting participation for a portion of the Performance Period. For the avoidance of doubt, a newly hired or newly eligible individual must be designated by the Committee as a Participant eligible for an Award in order to receive any Award or portion thereof.

5.    Terms of Awards.

5.1    Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2    Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3    Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; acquisitions or divestitures, including acquisitions or divestitures of aircraft or real estate; real estate gains or losses, one-time charges, integration charges, any other specific unusual or nonrecurring events or objectively determinable category thereof; foreign exchange gains or losses; and a change in the Company’s fiscal year.

6.    Payment of Awards.

6.1    Determination of Awards; Certification.

 (a)    Following each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, no payment will be made.

 (b)    The Committee shall certify in writing the extent to which the Performance Goals have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award, if any.

 (c)    In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award if, in its sole discretion, such reduction or elimination is appropriate.

 (d)    The amount of an Award for any Plan Year shall not exceed the Maximum Award.

6.2    Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

7.    Termination of Employment. Except as set forth in a separate written agreement with a Participant, if a Participant’s employment terminates for any reason prior to the date that his or her Award is paid, all of the Participant’s rights to the Award shall be forfeited.

8.    General Provisions.

8.1    Compliance with Legal Requirements. The Plan and Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

8.2    Non-transferability. A person’s rights and interests under the Plan, including any Award or any amounts payable under the Plan may not be assigned, pledged, or transferred.

8.3    No Right to Employment. Nothing in the Plan or in any Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

8.4    No Right to Award. A Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant, and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

8.5    Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.6    Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

8.7    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8    Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Kansas without regard to conflicts of law.

8.9    Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

8.10    Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

8.11    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.12    Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company.

8.13    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

8.14    Clawback. All Awards may be subject to any clawback policy of the Company that may be in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The action permitted to be taken by the Board under this Section is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

8.15    Other Plans. Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or its Affiliates, unless (i) such other plan, program, or arrangement provides that compensation in the form of awards payable hereunder are to be considered as compensation thereunder, or (ii) the Committee so determines.

8.16    Effective Date. The Plan shall become effective on January 7, 2025, and continue until such time that it is terminated or suspended by the Committee or the Board.